Exhibit 10.1

AMENDMENTS TO THE
MANAGEMENT CHANGE IN CONTROL PLAN

    WHEREAS, Progress Energy, Inc. (the “Company”) entered into the Agreement and Plan of Merger with Duke Energy Corporation dated as of January 8, 2011 (the “Merger Agreement”); and

    WHEREAS, the Merger Agreement requires the Company to amend the Progress Energy, Inc. Management Change-in-Control Plan (the “Plan”) in certain respects; and

    WHEREUPON, after discussion and upon motion duly made and seconded, it was unanimously:

    RESOLVED, that effective as of the date hereof, Section 2.5.2 of the Plan is deleted.

    RESOLVED, that effective as of the Effective Time (as such term is defined in the Merger Agreement), Section 2.9 of the Plan is amended by deleting the last sentence thereof.

    RESOLVED, that effective as of January 8, 2011, Section 2.13 of the Plan is amended by inserting the following provision at the end thereof:

Notwithstanding the preceding provisions of this Section 2.13, with respect to “Post-Agreement Awards” (as defined below), the term “Good Reason” shall be defined as follows:

“Good reason” shall mean (i) a material reduction in the Participant’s annual base salary as in effect immediately before the Effective Time as defined in the Agreement and Plan of Merger between the Company and Duke Energy Corporation (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees determined without regard to whether or not an otherwise similarly situated employee’s employment was with the Company prior to the Effective Time) or (ii) a material reduction in the Participant’s target annual bonus as in effect immediately prior to the Effective Time (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees determined without regard to whether or not an otherwise similarly situated employee’s employment was with the company prior to the Effective Time).

The term “Post-Agreement Award” means any equity award, including but not limited to options, restricted stock, restricted stock units and performance shares granted by the Company on or after January 8, 2011, other than any such awards granted to a Participant who has signed an agreement, with the Company or another entity, waiving the Participant’s right to assert certain grounds for a resignation with Good Reason (as defined in clauses (a) through (f) above).

    RESOLVED, that effective as of the Effective Time (as such term is defined in the Merger Agreement), Section 8.1 of the Plan is amended to read as follows:

Establishment of Trigger Trust. Except as provided in the following sentence, the Board may, in its sole discretion, establish or cause to be established a Trigger Trust as described in Section 8.2 below, the purpose of which is to provide a fund for the payment of some or all of the Change-in-Control Benefits and other benefits provided under Sections 6 and 7 above to Terminated Participants following a Change-in-Control Date, and such other benefits as may be determined by the Board from time to time. Notwithstanding the preceding sentence, the Board shall not establish or cause to be established a Trigger Trust in connection with the transactions described in the Agreement and Plan of Merger between the Company and Duke Energy Corporation dated as of January 8, 2011.

    RESOLVED, that effective as of the date hereof, Section 13.0 is amended to read as follows:

COMPLIANCE WITH SECTION 409A

General. The Plan and the amounts payable and other benefits provided under the Plan are intended to comply with, or otherwise be exempt from, Section 409A, after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). The Plan shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of the Plan is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring a Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 13.1, the Committee shall modify the Plan or any amount payable or other benefits provided under the Plan, in the least restrictive manner necessary. If the Plan or any amount payable or other benefit provided under the Plan shall be deemed not to comply with Section 409A or any related regulations or other guidance, then neither the Company, a Subsidiary, the Committee or any of their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

Separation from Service; Specified Employees. If a payment or benefit obligation under the Plan arises on account of a Participant’s termination of employment and such payment or benefit obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12), it shall be payable only after the Participant’s Separation from Service; provided, however, that if the Participant is a Specified Employee, any payment that is scheduled to be paid within six months after such Separation from Service shall accrue without interest and shall be paid on the date that is six months after such Separation from Service or, in the case of a payment or benefit payable in installments, on the first day of the seventh month beginning after the date of the Participant’s Separation from Service or, if earlier, within fifteen days after the Participant’s death (and the payment on the first day of the seventh month beginning after the date of the Participant’s Separation from Service shall include any installments that would have been paid during such period after the Separation from Service if the Participant was not a Specified Employee).

Reimbursement Benefits. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, a Participant as provided in the Plan, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in the Plan and in no event later than the end of the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

    RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to take such actions and to execute such documents as may be necessary or desirable to implement the foregoing resolutions, all without the necessity of further action by this Board.